Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-11 (Form S-11 No. 333-000000) filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 10, 2018 (except for Note 18, as to which the date is September 11, 2018), with respect to the consolidated financial statements of China Merchants Americold Logistics Company Limited included in Form 8-K of Americold Realty Trust dated September 11, 2018, and related Prospectus of Americold Realty Trust for the registration of its common shares.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

September 13, 2018